Pricing Supplement No Euro D206      Dated 5/22/97            Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 2 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   $5,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:   $5,000,000.00
Commission or Discount on original issuance:  $8,750.00
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    5/27/97
Stated Maturity:     5/27/2002
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:  $100,000.00
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:   Semi-annually on 5/27 and 11/27 from 5/27/97 to
                          5/27/99.  Annually on 5/27 thereafter.  First
                          coupon on 11/27/97.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate  |X| Floating Rate  | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes): SEE ATTACHED
Initial Interest Rate (Floating Rate Notes): 6.788750
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   |X| Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates: 2 London business days prior to
                          interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):  SEE ATTACHED
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates: One-time right to call on May 27, 1999 Redemption Prices:
   Redemption: |X| In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  764874
ISIN:  XS0076487403



Pricing Supplement No. Euro D206 dated May 22, 1997
(to Prospectus Supplement dated April 5, 1996 to
Prospectus dated April 5, 1996)


DESCRIPTION OF THE NOTES

General

                The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

                For the purposes of the Notes the term "Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) The City of New York, or (ii) London, England.


Interest

                The Notes to which this Pricing Supplement relates shall bear interest at a rate equal to:

        i) for the period from and including May 27, 1997 to but excluding
May 27, 1999, a per annum rate of six-month LIBOR plus 82 basis points based on actual/360 Day Count. If interest payment date falls on a non-business day, interest payment will be made on the next succeeding business day with interest accrued to payment date.

        ii) from and including May 27, 1999 to but excluding Stated
Maturity, 7.625% based on a 30/360 day count. If interest payment date falls on a non-business day, interest payment will be made on the next succeeding business day with no additional interest accrued.



Redemption

                The Notes will be redeemable at the option of the Company, in whole only and not in part, at a Redemption Price equal to 100% of the Principal Amount set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on May 27, 1999 (such date an "Optional Redemption Date").

                The Company may exercise its Optional Redemption option with respect to the Note by notifying the Trustee at least 7 Calendar Days prior to May 27, 1999. At least 7 Calendar Days but not more than 60 Calendar days prior to May 27, 1999, the Trustee shall provide notice of such redemption to the Holder of the Note.